                    SUBORDINATED COPYRIGHT, PATENT, TRADEMARK
                              AND LICENSE MORTGAGE


          THIS SUBORDINATED COPYRIGHT, PATENT, TRADEMARK AND LICENSE MORTGAGE (this "Mortgage") made as of this 8th day of October, 2003, by ADVANCED CAST PRODUCTS, INC., an Ohio corporation, having an office at 2121 Brooks Avenue, Neenah, Wisconsin 54956 ("Mortgagor") in favor of The Bank of New York, a New York banking corporation, as Trustee (the "Trustee") for the noteholders (the "Noteholders") under the Indenture (as defined below). The Trustee's address is 101 Barclay Street, 8th Floor West, New York, New York 10286.

                              W I T N E S S E T H:

          WHEREAS, (a) that certain Indenture (as amended, supplemented or otherwise modified from time to time, the "Indenture") dated as of the date hereof by and among Neenah Foundry Company, a Wisconsin corporation ("Neenah Foundry"), the Subsidiary Guarantors party thereto and the Trustee and (b) the Collateral Documents (collectively with the Indenture, the "Indenture Documents"), have been entered into to provide, among other things, (i) for the issuance by Neenah Foundry of 11% senior secured notes due September 30, 2010 in the aggregate principal amount of $133,130,000 and (ii) for the grant by Mortgagor to the Trustee, on behalf of the Noteholders, of a security interest in substantially all of Mortgagor's assets, including, without limitation, the copyrights, copyright agreements, copyright applications, patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, goodwill and certain licenses of Mortgagor;

          NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Mortgagor agrees as follows:

          1.   Incorporation of Indenture Documents.

               (a) The Indenture Documents and the terms and provisions thereof are hereby incorporated herein in their entirety by this reference. All terms capitalized but not otherwise defined herein shall have the same meanings herein as in the Indenture.

               (b) Notwithstanding anything set forth in this Agreement to the contrary, the liens securing this Mortgage are subordinate in the manner and to the extent set forth in that certain Lien Subordination Agreement (the "Subordination Agreement") dated as of the date hereof among Trustee, Neenah Foundry and the other "Companies" (as defined therein) party thereto and Fleet Capital Corporation ("Agent"), to the liens securing the indebtedness (including interest) owed by the Companies pursuant to or in connection with that certain Loan and Security Agreement dated as of the date hereof among Neenah Foundry, certain of the other Companies, Agent and the lenders from time to time party thereto, as such Loan and Security Agreement may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under such Loan and Security Agreement; and the Trustee (on behalf of itself and each Noteholder), by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement and each agreement made therein by the Trustee on its behalf.

          2. Mortgage of Copyrights, Patents, Trademarks and Licenses. To secure the complete and timely payment and satisfaction of all of the Obligations, Mortgagor hereby grants to Mortgagee for its own benefit and the benefit of Noteholders, and hereby reaffirms its prior grant pursuant to the Indenture Documents of, a continuing security interest in all of its now existing and hereafter created or acquired:

          (i) copyrights, rights and interests in copyrights, works protectable by copyrights, copyright registrations and copyright applications, including, without limitation, the copyright registrations and applications listed on Exhibit A attached hereto and hereby made a part hereof, and all renewals, extensions and continuations of any of the foregoing, all income, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing (all of the foregoing are sometimes hereinafter individually and/or collectively referred to as the "Copyrights");

          (ii) patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein, all patentable inventions and those patents and patent applications listed on Exhibit B attached hereto and made a part hereof, and all reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing, and all income, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing (all of the foregoing are sometimes hereinafter individually and/or collectively referred to as the "Patents");

          (iii) trademarks, trademark registrations, trademark applications, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith (other than "intent to use" applications until a verified statement of use is filed with respect to such applications), including, without limitation, the trademarks, trade names, service marks, registrations and applications listed on Exhibit C attached hereto and hereby made a part hereof, and all renewals, extensions and continuations of any of the foregoing, and all income, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages and payments for past, present or future infringements of any of the foregoing and the right to sue for past, present and future infringements of any of the foregoing (all of the foregoing are sometimes hereinafter individually and/or collectively referred to as the "Trademarks"; provided, however, the term "Trademarks" shall not include any trademarks, trade names, business names or service marks incorporating the word "Peerless");

          (iv) all license agreements between Mortgagor and any other party with respect to any of the Copyrights or any of the Patents or any of the Trademarks or any other copyright, patent, trademark, service mark or any registration or application for registration or any other trade name or tradestyle, whether Mortgagor is a licensor or licensee under any such license agreement, including, without limitation, the licenses listed on Exhibit D attached hereto and hereby made a part hereof, other than license agreements which, according to their terms, may not be assigned without the prior consent of the other Person party thereto (unless such consent has been obtained) (all of the foregoing license agreements and Mortgagor's rights thereunder are referred to collectively as the "Licenses"); and

          (v) all rights corresponding to any of the foregoing throughout the world and the goodwill of Mortgagor's business connected with and symbolized by the Trademarks.

          Upon the occurrence and during the continuance of an Event of Default, Mortgagee, on behalf of the Noteholders, shall have the power, to the extent permitted by law, to exercise the rights and remedies of a secured party provided under the Indenture, including without limitation the right to sell the Copyrights, Patents, Trademarks and Licenses.

          3. Warranties, Representations and Covenants. For purposes of this Agreement, (a) the Copyrights listed on Exhibit A hereto, any other registered Copyrights and any other Copyrights material to Mortgagor's business are collectively referred to as the "Material Copyrights", (b) the Patents listed on Exhibit B hereto, any other registered Patents and any other Patents material to Mortgagor's business are collectively referred to as the "Material Patents", (c) the Trademarks listed on Exhibit C hereto, any other registered Trademarks and any other Trademarks material to Mortgagor's business are collectively referred to as the "Material Trademarks") and (d) any Licenses added to Exhibit D hereto pursuant to Section 5 below and any other Licenses material to Mortgagor's business are collectively referred to as the "Material Licenses". Mortgagor warrants and represents to Mortgagee that:

          (i) No Material Copyright, Material Patent, or Material Trademark has been adjudged invalid or unenforceable or, has been cancelled, in whole or in part;

          (ii) Each Material Copyright, Material Patent and Material Trademark is valid and enforceable;

          (iii) Mortgagor is the sole and exclusive owner of the entire unencumbered right, title and interest in and to each Material Copyright, Material Patent and Material Trademark, free and clear of any liens, charges and encumbrances, including, without limitation, licenses, shoprights and covenants by Mortgagor not to sue third parties;

          (iv) Mortgagor has no notice of any suits or actions commenced or threatened in writing with respect to any of the Material Copyrights, Material Patents or Material Trademarks;

          (v) Mortgagor has the unqualified right to execute and deliver this Mortgage and perform its terms;

          (vi) Mortgagor has no Material Licenses;

          (vii) Mortgagor has no notice of any infringement or unauthorized use presently being made of any of the Material Copyrights, Material Patents or Material Trademarks which would reasonably be expected to materially adversely affect the fair market value of the Material Copyrights, Material Patents or Material Trademarks or the benefits to Mortgagee of this Mortgage, including, without limitation, the priority or perfection of the security interest granted herein or the remedies of Mortgagee hereunder; and

          (viii) Mortgagor has no notice of any suits or actions commenced or threatened in writing with respect to any Material Copyright, Material Patent or Material Trademark.

          4. Restrictions on Future Agreements. Mortgagor agrees that until the Obligations (other than unasserted indemnity obligations) shall have been satisfied in full and the Indenture Documents shall have been terminated (the "Indenture Termination"), Mortgagor shall not, without the prior written consent of Mortgagee, sell or assign its interest in, or grant any license under, any Material Copyright, Material Patent, Material Trademark or Material License, or enter into any other agreement with respect to any Material Copyright, Material Patent, Material Trademark or Material License which is inconsistent with the obligations under this Mortgage, except to the extent permitted under the terms of the Indenture. Mortgagor further agrees that it shall not take any action, or permit any action to be taken by others subject to its control, including licensees, or fail to take any action, which would adversely affect the validity or enforcement of the rights transferred to Mortgagee under this Mortgage.

          5. New Copyrights, Patents, Trademarks, and Licenses. Mortgagor represents and warrants that the Copyrights, Patents, Trademarks and Licenses listed on Exhibits A, B, and C, respectively, constitute all of the United States registered Copyrights, Patents and registered Trademarks now owned by Mortgagor and not abandoned. If, before the Indenture Termination, Mortgagor shall (i) become aware of any existing Copyrights, Patents, Trademarks or Licenses of which Mortgagor has not previously informed mortgagee; (ii) obtain rights to any new Copyrights, patentable inventions, Patents,

Trademarks or Licenses, or (iii) become entitled to the benefit of any Copyrights, Patents, Trademarks or Licenses or any improvement on any Patent, the provisions of Section 2 above shall automatically apply thereto. Mortgagor hereby authorizes Mortgagee to modify this Mortgage by amending Exhibits A, B, C and D, as applicable, to include any such registered Copyrights, Patents, registered Trademarks and Material Licenses.

          6. Royalties; Term. The term of the security interests/mortgages granted herein shall extend until the earlier of (i) the expiration of each of the respective Copyrights, Patents, Trademarks and Licenses encumbered hereunder, and (ii) the Indenture Termination. Upon the occurrence of an Event of Default, Mortgagor agrees that the use by Mortgagee of all Copyrights, Patents, Trademarks and Licenses shall be worldwide and without any liability for royalties or other related charges from Mortgagee to Mortgagor.

          7. Release of Mortgage. This Mortgage is made for collateral purposes only. Upon the Indenture Termination, Mortgagee shall take such actions as may be necessary or proper to terminate and release its security interest in the Copyrights, Patents, Trademarks, and Licenses created hereby and pursuant to the Indenture Documents, subject to any disposition thereof which may have been made by Mortgagee pursuant hereto or pursuant to the Indenture.

          8. Expenses. All reasonable expenses incurred in connection with the performance of any of the agreements set forth herein shall be borne by Mortgagor. All reasonable fees, costs and expenses, of whatever kind or nature, including reasonable attorneys' fees and legal expenses, incurred by Mortgagee in connection with the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, maintenance fees, encumbrances or otherwise in protecting, maintaining or preserving the Copyrights, Patents, Trademarks and Licenses, or in defending or prosecuting any actions or proceedings arising out of or related to the Copyrights, Patents, Trademarks and Licenses, shall be borne by and paid by Mortgagor on written demand by Mortgagee and until so paid shall be added to the principal amount of the Obligations and shall bear interest at the then applicable rate as set forth in the Indenture.

          9. Duties of Mortgagor. Mortgagor shall have the duty, in each case as commercially reasonable (i) to file and prosecute diligently any copyright, patent, trademark or service mark applications material to Mortgagor's business and pending as of the date hereof or thereafter until the Indenture Termination,
(ii) to make application on uncopyrighted but copyrightable works, on unpatented but patentable inventions and on trademarks and service marks, as appropriate, material to Mortgagor's business, (iii) to preserve and maintain all rights in the Material Copyrights, Material Patents, Material Trademarks and Material Licenses and (iv) to ensure that the Material Copyrights, Material Patents, Material Trademarks and Material Licenses are and remain enforceable subject to any statutory expirations. Any expenses incurred in connection with Mortgagor's obligations under this Section 9 shall be borne by Mortgagor. Mortgagor shall not abandon any right to file an application with respect to a copyright, patent, trademark or service mark that is material to Mortgagor's business, or abandon any material Copyright, material Patent, material Trademark or material License, without the written consent of Mortgagee. If Mortgagor fails to comply with any of the foregoing duties, Mortgagee may perform said duties in Mortgagor's name, to the extent permitted by law. Mortgagor agrees (i) to maintain the quality of any and all products in connection with which the Material Trademarks are used, consistent with the quality of said products as of the date hereof, except to the extent that the failure to perform any of the following would not reasonably be expected to have a Material Adverse Effect, and (ii) to provide Mortgagee, upon Mortgagee's request from time to time, with a certificate of an officer of Mortgagor certifying Mortgagor's compliance with the foregoing. Upon the occurrence and during the continuation of an Event of Default, Mortgagor agrees that Mortgagee, or a conservator appointed by Mortgagee, shall have the right to establish such additional product quality controls as Mortgagee, or said conservator, in its sole judgment exercised in a commercially reasonable manner, may deem necessary to assure maintenance of the quality of products sold by Mortgagor under the Trademarks. Mortgagor shall promptly, upon demand, reimburse and indemnify Mortgagee for all reasonable costs and expenses of Mortgagee, including reasonable attorney's fees and expenses so incurred by Mortgagee, in the exercise of its rights under this
Section 9.

          10. Mortgagee's Right to Sue. After the occurrence of an Event of Default, Mortgagee shall have the right, but shall in no way be obligated, to bring suit in its own name to enforce the Copyrights, Patents, Trademarks and Licenses, and, if Mortgagee shall commence any such suit, Mortgagor shall, at the request of Mortgagee, do any and all lawful acts and execute any and all proper documents required by Mortgagee in aid of such enforcement and Mortgagor shall promptly, upon demand, reimburse and indemnify Mortgagee for all reasonable costs and expenses incurred by Mortgagee, including reasonable attorneys' fees and expenses so incurred by Mortgagee, in the exercise of its rights under this Section 10 other than costs and expenses incurred by Mortgagee as a result of its gross negligence or willful misconduct.

          11. Waivers. No course of dealing among Mortgagor, Mortgagee and the Noteholders, nor any failure to exercise, nor any delay in exercising, on the part of Mortgagee or Noteholders, any right, power or privilege hereunder or under the Indenture shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          12. Severability. The provisions of this Mortgage are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Mortgage in any jurisdiction.

          13. Modification. This Mortgage cannot be altered, amended or modified in any way, except as specifically provided in Section 5 hereof or by a writing signed by the parties hereto.

          14. Cumulative Remedies; Power of Attorney; Effect on Indenture. All of Mortgagee's rights and remedies with respect to the Copyrights, Patents, Trademarks and Licenses, whether established hereby or by the Indenture, or by any other agreements or by law shall be cumulative and may be exercised singularly or concurrently. Subject to the Subordination Agreement, upon the occurrence and during the continuation of an Event of Default, Mortgagor hereby authorizes Mortgagee to make, constitute and appoint any officer or agent of Mortgagee as Mortgagee may select, in its sole discretion, as Mortgagor's true and lawful attorney-in-fact, with power to (i) endorse Mortgagor's name on all applications, documents, papers and instruments necessary or desirable for Mortgagee in the use of any or all of the Copyrights, Patents, Trademarks and Licenses, or (ii) take any other actions with respect to any or all of the Copyrights, Patents, Trademarks and Licenses as Mortgagee deems to be in its best interest, or (iii) grant or issue any exclusive or non-exclusive license under any or all of the Copyrights, Patents, Trademarks or Licenses to any Person, or (iv) assign, pledge, convey or otherwise transfer title in or dispose of any or all of the Copyrights, Patents, Trademarks or Licenses to any Person, or (v) take any other actions with respect to any or all of the Copyrights, Patents, Trademarks and Licenses as Mortgagee deems to be in its best interests. Mortgagor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney, being coupled with an interest, shall be irrevocable until the Indenture Termination. Mortgagor acknowledges and agrees that this Mortgage is not intended to limit or restrict in any way the rights and remedies of Mortgagee or Noteholders or their respective successors transferees and assigns under the Indenture but rather is intended to facilitate the exercise of such rights and remedies. Mortgagee and such other parties shall have, in addition to all other rights and remedies given it or them by the terms of this Mortgage and the Indenture, all rights and remedies allowed by law and the rights and remedies of a secured party under the Uniform Commercial Code (or such other applicable law) as enacted in any jurisdiction in which the Copyrights, Patents, Trademarks or Licenses may be located.

          15. Binding Effect; Benefits. This Mortgage shall be binding upon Mortgagor and its respective successors and permitted assigns, and shall inure to the benefit of Mortgagee and Noteholders, their successors, nominees and assigns.

          16. GOVERNING LAW. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          17. CONSENT TO FORUM AND WAIVERS. TO INDUCE TRUSTEE AND NOTEHOLDERS TO ENTER INTO THE INDENTURE AND THIS AGREEMENT, MORTGAGOR IRREVOCABLY AGREES THAT, SUBJECT TO MORTGAGEE'S SOLE AND ABSOLUTE ELECTION, ALL SUITS, ACTIONS OR OTHER PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH, SHALL BE SUBJECT TO LITIGATION IN THE COURTS OF THE STATE OF NEW YORK, OR, AT MORTGAGEE'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. MORTGAGOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, NEW YORK. MORTGAGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT

AGAINST MORTGAGOR BY MORTGAGEE IN ACCORDANCE WITH THIS SECTION. MORTGAGOR AND MORTGAGEE HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY. MORTGAGOR FURTHER WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF MORTGAGEE.

          18. Headings. Paragraph headings used herein are for convenience only and shall not modify the provisions which they precede.

          19. Further Assurances. Mortgagor agrees to execute and deliver such further agreements, instruments and documents, and to perform such further acts, as Mortgagee shall request from time to time in order to carry out the purpose of this Mortgage and agreements set forth herein.

          20. Survival of Representations. All representations and warranties of Mortgagor contained in this Mortgage shall survive the execution and delivery of this Mortgage.

          IN WITNESS WHEREOF, Mortgagor has duly executed this Mortgage in favor of Mortgagee as of the date first written above.


                                        ADVANCED CAST PRODUCTS, INC.


                                        By: /s/ Gary LaChey
                                            ------------------------------------

                                        Its: VP-Finance, Treasurer, Secty. & CFO
                                             -----------------------------------


AGREED AND ACCEPTED THIS
8th day of October, 2003.

Bank of New York,
as Trustee


By: /s/ Patricia Gallagher
    ----------------------------------

Its: Vice President
     ---------------------------------

                                    EXHIBIT A

                                   Copyrights


                                      None.

                                    EXHIBIT B

                                     Patents


                                      None.

                                    EXHIBIT C

                                   Trademarks

        TITLE             REG. NO.    REG. DATE               OWNER
----------------------    --------    ---------     ----------------------------
CTF                       1317620     02/05/85      Advanced Cast Products, Inc.

CASTUF                    1336268     05/21/85      Advanced Cast Products, Inc.

                                    EXHIBIT D

                                    Licenses

                                      None.